UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 10, 2016
Date of report (date of earliest event reported)
LPL Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

75 State Street
Boston MA 02109
(Address of principal executive offices) (Zip Code)
(617) 423-3644
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
LPL Financial Holdings Inc. (the "Company") held its 2016 annual meeting of stockholders (the “Annual Meeting”) on May 10, 2016. The stockholders of the Company considered and acted upon the following proposals:
1. Election of Directors. By the vote reflected below, the stockholders elected the following nine individuals to serve as directors of the Company until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
John J. Brennan	70,595,571	6,016,193	453,461	6,079,129
Mark S. Casady	75,677,023	1,058,684	329,518	6,079,129
Viet D. Dinh	76,167,354	58,576	839,295	6,079,129
H. Paulett Eberhart	73,229,715	3,368,596	466,913	6,079,129
Marco W. Hellman	76,981,936	58,799	24,489	6,079,129
Anne M. Mulcahy	68,912,766	6,192,753	1,959,705	6,079,129
James S. Putnam	73,127,916	3,493,717	443,591	6,079,129
James S. Riepe	43,276,523	31,700,856	2,087,845	6,079,129
Richard P. Schifter	61,964,811	14,770,824	329,589	6,079,129
2. Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016. The stockholders ratified the appointment of Deloitte & Touche LLP by the audit committee of the Company's board of directors as the Company’s independent registered public accounting firm for the current fiscal year. 82,158,827 shares voted for the proposal; 324,215 shares voted against the proposal; and 661,313 shares abstained from voting on the proposal. There were no broker non-votes on the proposal.
3. Advisory Vote on Executive Compensation. The stockholders approved, on an advisory, non-binding basis, the compensation paid to the named executive officers of the Company, as disclosed in the Company's definitive proxy statement on Schedule 14A filed with the Securities Exchange Commission on March 29, 2016 relating to the Annual Meeting. 61,037,128 shares voted for the proposal; 15,610,953 shares voted against the proposal; and 417,144 shares abstained from voting on the proposal. There were 6,079,129 broker non-votes on the proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ David P. Bergers
Name: David P. Bergers
Title: General Counsel

Dated: May 16, 2016